AMENDMENT TO PARTICIPATION AGREEMENT

Effective May 1, 2013, the Participation Agreement (the "Agreement"), dated April 25,

1997, by and among Prudential Life Insurance Company of America  ("Company"),  T. Rowe Price International Series, Inc., T. Rowe Price Equity Series, Inc. and T. Rowe Price Investment Services, Inc. (collectively, the "Parties") is hereby amended as follows:

WHEREAS, the Parties desire to amend the Agreement to include provisions for the Fund to distribute the prospectuses of the Portfolios within the Fund pursuant to Rule 498 of the Securities Act of 1933 ("Rule 498"); and

WHEREAS, the parties desire to set out the roles and responsibilities for complying with

Rule 498,

NOW, THEREFORE, in consideration of their mutual promises, the Parties agree as follows:

ARTICLE III. Prospectuses, Statements of Additional Information and Proxy Statements;Voting Section 3.7 of the Agreement is hereby added as follows:

3.7           Summary Prospectus

3.7(a)   Definitions.                                For purposes of this Section 3.7, the terms "Summary Prospectus" and "Statutory Prospectus" shall have the same meaning ascribed to them in Rule 498 of the 1933 Act ("Rule 498")

3.7(b)   Obligations of the Portfolios.

(i)        The Fund shall provide the Company with copies of the Summary Prospectus, if available, in the same manner and at the same time as  the  Agreement  requires  it  to  provide  the  Company  with Statutory Prospectuses.

(ii)           The Fund shall be responsible for compliance with Rule 498(e).

(iii)      The  Fund  agrees  that  the  URL  indicated  on  each  Summary Prospectus will lead directly to the web page used for hosting Summary  Prospectuses  and  that  such  web  page  will  host  the current Portfolio documents required to be posted in compliance with Rule 498.

The Fund shall use its best efforts to promptly notify the Company of the non-routine unexpected interruptions in availability of this web page. The Fund agrees that the web page used  for hosting Summary Prospectuses will not contain any marketing materials.

(iv)      At the Company's request, the Fund will provide the Company with URLs to the current Portfolio documents for use with Company's electronic delivery of Portfolio documents, or on the Company's website. The Fund will be responsible for ensuring the integrity of the URLs and for maintaining Portfolio documents on the website to which such URLs originally navigate.

(v)       The  Company shall  be  permitted, but  not  required, in  its  sole discretion to post a copy of each Portfolio 's Statutory Prospectus and/or Summary Prospectus, and any supplements thereto, SAl, and  any  supplements  thereto,  annual  reports,  and  semi-annual reports on the Company's website. Notwithstanding the foregoing, the Fund shall be and remain solely responsible for ensuring that the   Fund   complies  with   the  requirement   for   hosting   these documents under Rule 498.

(vi) If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund will use its best efforts to provide the Company with reasonable advance notice of its intent.

3.7(c)  Representations and Warranties of the Fund.

(i) The Fund represents and warrants that the Summary Prospectuses are intended to comply in all material respects with the requirements of Rule

498 applicable to the Fund and its Portfolios.

(ii)       The  Funds  represents  and  warrants  that  the  web  site  hosting  of  the Summary Prospectuses is intended to comply in all material respects with the requirements of Rule 498 applicable to the Fund and its Portfolios.

(iii)     The  Fund  represents  and  warrants  that   it  will  be  responsible  for compliance with the provisions of Rule 498(f)(l)  involving requests for additional  Fund  documents  made  directly  to  the  Fund  or  one  of  its affiliates. The Fund further represents and warrants that any information obtained about Contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

(iv) The Fund represents and warrants that it will use commercially reasonable efforts to employ procedures consistent with industry practices designed to reduce exposure to viruses.

3.7(d)   Representations and Warranties of the Company.

(i) The  Company  represents   and  warrants  that  it  will  be  responsible for compliance   with   the   provision   of   498(f)(l)  involving   requests   for additional  Portfolio  documents  made by Contract  owners  directly to the Company or one of its affiliates.

(ii) The Company represents and warrants that any binding together of Summary Prospectuses and /or Statutory Prospectuses will be done in compliance with Rule 498.

3.7(e)   The  parties  agree   that  the  Company   is  not  required   to  distribute   Summary Prospectuses  to Contract  owners, but rather that the use of Summary  Prospectuses  will be at the Company's discretion.  The Company agrees that it will give the Fund reasonable advance notice of its intended use of Summary Prospectuses or Statutory Prospectuses.

IN WITNESS  WHEREOF, each of the Parties hereto has caused this Amendment  to be executed i n its name and behalf by its duly authorized officer.

PRUDENTIAL LIFE INSURANCE COMPANY OF AMERICA

By:            /s/ Timothy Cronin

Name: Title: Date:

   Timothy Cronin
  Senior Vice President
4/2/13

T.ROWE PRICE EQUITY SERIES, INC.

By:   /s/ David Oestreicher

Name: David Oestreicher

Title:           Vice President
I
Date:     4/4/13

T. ROWE PRICE  INTERNATIONAL SERIES, INC.
By:           /s/ David Oestreicher
Name:  David Oestreicher

Title:   Vice President
Date: 4/4/13

T. ROWE PRICE INVESTMENT SERVICES, INC.

By:      /s/ Fran Pollack-Matz

Name:  Fran Pollack-Matz Title:   Vice President Date:  03/21/2013